                      AMENDED AND RESTATED PROMISSORY NOTE
                      ------------------------------------

$18,079.80                                        September 9, 1999
                                                  Lexington, Massachusetts

                  FOR VALUE RECEIVED, Suzanne Rogers (the "BORROWER"), hereby promises to pay to the order of MOLDFLOW CORPORATION (the "COMPANY"), the principal amount of $18,079.80, together with simple interest from the date hereof on the unpaid principal balance hereof, which shall accrue at a rate per annum equal to five and 77/100 percent (5.77%). Accrued interest on the principal amount hereunder that may be outstanding from time to time shall be due and payable, at the Borrower's election, (i) quarterly in arrears beginning June 30, 1998 and on the last business day of each successive quarter thereafter, or (ii) in full on June 30, 2003 (the "Maturity Date"). All unpaid principal and interest hereunder shall be due and payable on June 30, 2003. Interest shall be computed on the basis of a 360-day year and a 30-day month. The unpaid principal balance and all accrued interest on this Promissory Note at any time shall be determined from the records of the Company, which shall constitute presumptive evidence of such amounts.

                  This Promissory Note amends and restates the terms and conditions of the obligations of the Borrower under the Promissory Note dated as of July 1, 1998 (the "Original Note") from the Borrower to the Company. Nothing contained in this Promissory Note shall be deemed to create or represent the issuance of new indebtedness or the exchange by the Borrower of the Original Note for a new Promissory Note. The indebtedness set forth in the Original Note continues in full force and effect in this Promissory Note. This Promissory Note may be voluntarily prepaid in whole or in part at any time without premium or penalty, but together with interest on the principal amount so prepaid accrued to the date of prepayment.

                  Payments of both principal and interest hereon shall be made in immediately available funds at the office of the Company, at 91 Hartwell Avenue, Lexington, Massachusetts, or at such other place as the holder hereof shall designate to the Borrower in writing, in lawful money of the United States of America.

                  Except to the extent otherwise required by the context of this Promissory Note, the word "Company" wherever used herein shall mean and include the holder of this Promissory Note originally issued to Moldflow Corporation.

                  This Promissory Note shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts, and for all purposes shall be governed by the construed in accordance with the laws of said Commonwealth.

                  This Promissory Note shall be non-recourse to the Borrower, except as to 40% of the Borrower's total obligations, including principal and interest, outstanding from time to time under this Promissory Note, for which the Company shall have full recourse to the Borrower.

Further, the 40% obligation subject to such full recourse shall by specific attribution include first any unpaid interest obligation of the Borrower, to the extent any such interest does not exceed 40% of the total obligation.

                  The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default and enforcement of this Promissory Note.

                                     By: /s/ Suzanne Rogers
                                        --------------------------------
                                             Suzanne Rogers

                                     Address: 19 Rockwood Dr.
                                              Ashland, MA 01721